UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2021

LIGHTBRIDGE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	001-34487	91-1975651
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11710 Plaza America Drive, Suite 2000
Reston, VA 20190
(Address of principal executive offices, including zip code)

(571) 730-1200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s):	Name of Each Exchange on Which Registered:
Common Stock, $0.001 par value	LTBR	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2021, the Board of Directors (the “Board”) of Lightbridge Corporation (the “Company”) appointed Dr. Sweta Chakraborty and Mr. Mark Tobin as members of the Board.

Dr. Chakraborty is a globally recognized risk and behavioral scientist and expert on risks ranging from climate change to COVID-19. She has spent the last 12 years advising government agencies on science and technology policy, specifically incorporating behavioral science in programmatic design and delivery, communication, and engagement activities. Dr. Chakraborty currently serves as the President and Executive Board Member of We Don’t Have Time, a Sweden-based tech start-up, which roles she has held since 2015. Since 2020, Dr. Chakraborty has also served as the Chair of the Policy Action Unit of Top Tier Impact Group, a policy institute focused on addressing the world’s most pressing issues, including those related to energy and climate. Prior to her time at Top Tier Impact Group, Dr. Chakraborty served as Associate Director of the Institute on Science for Global Policy from 2015 to 2018, where she used her experience to develop scientific consensus and deliver evidence-based policy recommendations to policymakers. From 2013 to 2014, Dr. Chakraborty was a cognitive scientist and project lead at Lootok Ltd., where she designed and implemented internal and external communication strategies informed by behavioral science in collaboration with Fortune 100 global companies, such as Mars Inc., Novartis (NYSE: NVS), and PVH Corp (NYSE: PVH).

Dr. Chakraborty earned a B.S. in Decision Science from Carnegie Mellon University, a Ph.D. in Behavioral Science from Kings College London, and completed post-doctorate work at Oxford University.

Mr. Tobin is a global finance and strategy executive with over 24 years of experience in international investment banking and public company leadership. Currently, Mr. Tobin serves as Chief Financial Officer of National Underground Group, a leading provider of underground infrastructure services, a position he has held since 2021, and sits on the board of data storage solutions provider Qualstar Corporation (OTC: QBAK), where he has served as a director since 2021. Prior to his time at National Underground Group, Mr. Tobin served as Chief Financial Officer of global industrial printer manufacturer Printronix, from 2017 to 2021. From 2013 to 2017, Mr. Tobin served as executive vice president and Chief Financial Officer of Nanoflex Power Corporation (OTC: OPVS), a publicly-listed solar technology company. Prior to that, Mr. Tobin served as Director of Research and as a Senior Research Analyst at Roth Capital Partners, where he oversaw equity research on hundreds of small-cap public companies, publishing research on publicly-traded energy infrastructure companies including nuclear power, wind power, solar power, and electric transmission & distribution. Mr. Tobin began his career as an officer in the United States Air Force, overseeing advanced technology development programs and representing the U.S. as a NATO delegate. He graduated with honors from the U.S. Air Force Academy with a Bachelor of Science in Management and received an MBA from the University of Pittsburgh.

There are no arrangements or understandings between either Dr. Chakraborty and Mr. Tobin and any other person pursuant to which they were appointed as directors of the Company. Neither Dr. Chakraborty nor Mr. Tobin has any family relationships with any of the Company's directors or executive officers, and they have no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Dr. Chakraborty and Mr. Tobin will receive compensation for their services as directors of the Company in accordance with the information presented in the section of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 7, 2021, titled “Director Compensation.”

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The Board of Directors of the Company has determined that both Dr. Chakraborty and Mr. Tobin are “independent” as that term is defined under the NASDAQ listing standards. Dr. Chakraborty will serve as Chairman of the Company’s Environmental, Social and Governance Committee and as a member of the Company’s Governing and Nominating and Technology Committees. Mr. Tobin will serve as Chairman of the Company’s Compensation Committee and as a member of the Company’s Audit and Technology Committees.

Item 7.01 Regulation FD Disclosure.

On September 28, 2021, the Company issued a press release announcing the appointment of Dr. Chakraborty and Mr. Tobin to the Company’s Board of Directors. A copy of the press release is furnished with this Form 8-K as Exhibit 99.1.

The information in this Item 7.01, including the press release, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by reference to such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated September 28, 2021.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTBRIDGE CORPORATION

Dated: September 28, 2021	By:	/s/ Seth Grae
	Name:	Seth Grae
	Title:	President and Chief Executive Officer

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